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                                                                 EXHIBIT 10.1(b)

                              KONA GRILL LETTERHEAD

Donald Dempsey
13785 Wood Lane
Minnetonka, Minnesota 55305

            RE:   AMENDED EMPLOYMENT TERMS

Dear Don:

      The purpose of this letter is to amend your employment terms as set forth in your Employment Letter (the "Employment Letter") between Kona Grill, Inc., a Delaware corporation (the "Company") and you as the ("Executive"):

      Section 7 Termination of the Employment Letter shall be deleted and replaced in its entirety with the following:

      7. Termination. It is agreed that Executive is employed at will and may be terminated with or without cause at any time upon ninety (90) days prior written notice. Upon termination (except for Cause as defined below) Executive shall receive a one-year severance payment equal to 12 months base salary, a pro rata portion of annual bonus and a pro rata portion of stock options for the year terminated shall vest upon such termination, and payment of any COBRA amount due for the provision of any and all health benefits provided to the Executive and Executive's family immediately prior to his termination for a period of up to 18 months.

            For purposes of this Letter Agreement, the term "Cause" shall mean
      (i) an action of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under this Agreement that is not cured within forty-five (45) days after receipt by the Executive of written notice of stone, (ii) fraud, embezzlement or misappropriation of funds during the Executive's employment with the Company, or (iii) a conviction of any crime during Executive's employment with the Company which involves dishonesty or a breach of trust or involves the Company or its executives. Any termination for Cause shall be made by written notice to the Executive, which shall set forth in reasonable detail all acts or omissions upon which the Company is relying for the termination. The Executive shall have the right to address the Company's board of directors regarding the acts or omissions set forth in the notice of termination. Upon any termination pursuant to this Section 7, the Company shall pay to the Executive any due and unpaid compensation (including any bonus compensation earned but unpaid) and earned but unused vacation time through the date of termination.

                                           KONA GRILL, INC.

                                           By: /s/ Marcus Jundt
                                               ---------------------------------
                                               Marcus Jundt
                                               Chairman

                                           By: /s/ Donald Dempsey
                                               ---------------------------------
                                               Donald Dempsey
                                               Executive